Exhibit 10.4

EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") entered into as of the 30th day of April, 2010 by and among First Cash Financial Services, Inc., a Delaware corporation (the "Employer"), and R. Douglas Orr ("Employee").

     WHEREAS, Employer desires to employ Employee and Employee desires to be employed, on such terms and conditions as hereinafter set forth below.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to employment with Employer upon the terms and conditions hereinafter set forth. Employee agrees that this Agreement shall inure to the benefit of Employer's successor(s).

     2.     Duties. Employee will serve Employer as Executive Vice President and Chief Financial Officer of Employer and perform such other duties as may from time to time be assigned or delegated to Employee by the Chief Executive Officer of Employer and will faithfully and diligently perform such services and functions. Employee will during the term of this Agreement (or any extension thereof) devote his time, attention, skills and best efforts as a full time employee to the promotion of the business of Employer. Unless expressly authorized by the Chief Executive Officer, Employee shall not act or serve as an officer, director, consultant, independent contractor, employee, shareholder, partner, member, lender, agent, associate, owner or principal of any other business entity during the term of this Agreement.

     3.     Term. The term of this Agreement will be for a period commencing on May 1, 2010 and ending on December 31, 2013 unless earlier terminated by either party pursuant to the terms hereof ("Term"). The Term of this Agreement may be extended from time to time by written agreement of the parties.

     4.     Compensation. As compensation for the services rendered to Employer under this Agreement, Employee will be entitled to receive the following:

           (a)     Base Salary. Commencing on the date hereof and continuing throughout the Term, Employee will be paid a minimum annual base salary of four hundred thousand dollars ($400,000.00), payable bi-weekly, in arrears (the "Base Salary").

           (b)     Bonus. During the term, in addition to his Base Salary, at the discretion of the Chief Executive Officer of Employer (the "CEO"), Employee may also receive, but shall not be entitled to receive, an annual bonus based on the achievement of performance criteria established by the Company.

           (c)     Business Expenses. During the Term, upon submission of a detailed statement and reasonable documentation, Employer will reimburse Employee in the same manner as other employees for all reasonable, necessary and appropriate out-of-pocket travel and other expenses incurred by Employee in rendering services required under this Agreement.

           (d)      Benefits. During the Term, Employee shall be entitled to participate in all insurance and other benefits as are now, or hereafter may be, established by Employer for the benefit of all employees of Employer, subject, however, to the provisions of the various benefit plans and programs in effect from time to time.

           (e)     Vacation. During the Term, Employee shall be entitled to accrued vacation at the rate of three (3) weeks per calendar year during the Term. Such vacation must be used by the Employee during the year in which it is earned; thus, the Employee may not carry forward to the following year any unused vacation. Such unused vacation shall be forfeited if not used in the year in which it is earned.

           (f)     Subscriptions and Dues. Subject to the approval of Employer, during the Term, Employer will reimburse Employee for reasonable professional dues and subscriptions necessary or beneficial to Employee in the performance of his duties hereunder.

           (g)     Industry Training and Conferences. Subject to the approval of Employer, during the Term, Employer will reimburse Employee for the reasonable cost of occasional industry training or participation at industry conferences or conventions.

           (h)     Equipment. During the Term, Employee shall be provided with the use of such computers and communication devices as are necessary for the performance of his duties hereunder.

     5. Noncompetition. (a)     Employer is engaged in pawn, money services, check cashing, short term and installment loan, and consumer lending and finance businesses. The businesses require the use of continuously updated, specialized and confidential information, knowledge, systems, and procedures, which are also unique to Employer's business model. There exists substantial value in this business model, the information, knowledge, systems and procedures, the employee and customer relationships, trade secrets and other tangible and intangible assets of Employer. The value to the Employer of all of these assets could be seriously compromised if Employee were not reasonably restrained following the effective date of this Agreement by restrictive covenants designed to reasonably protect the Employer's substantial and legitimate business interests. For these reasons, Employee unconditionally agrees that he will not engage in the Prohibited Activities during his employment with Employer. In addition, Employee unconditionally agrees that he will not engage in the Prohibited Activities in the Geographical Area for the Duration, as specified below:

(1)     Prohibited Activities. Prohibited Activities include:

               (A)      Recruitment. Recruitment includes entry into any agreement with or directly or indirectly soliciting employees or representatives of Employer, its successor(s), their parents or any of their subsidiaries or affiliates for the purpose of causing them to leave Employer (or its successor(s)) or any of their parents, subsidiaries or affiliates to take employment with Employee or any other person or business entity. As used herein, the term "subsidiary" shall mean any corporation for which fifty percent (50%) or more of its capital stock is owned directly or indirectly by Employer, its successor(s) or their parents, subsidiaries or affiliates.

               (B)      Competition. Competition includes, directly or indirectly: (i) competing in the pawn, money services, check cashing, short term and installment loans, and consumer lending and finance business (each a "Competitive Business") within the Geographical Area; (ii) owning or applying for a license or permit in the Geographical Area for use in a Competitive Business; (iii) acting as an officer, director, consultant, independent contractor, employee, shareholder, partner, lender, agent, associate, owner or principal of any entity engaged in a Competitive Business within the Geographical Area; (iv) participating directly or indirectly in the ownership, management, operation or control of any Competitive Business within the Geographical Area; (v) owning, managing, operating, controlling or working for a Competitive Business within the Geographical Area; (vi) participating in the ownership, management, or control of a Competitive Business within the Geographical Area; and (vii) loaning money to a Competitive Business within the Geographical Area. Notwithstanding anything to the contrary stated herein, Employee shall not be prohibited from owning less than one per cent (1%) of any publicly traded company.

               (C)     Solicitation. Solicitation includes soliciting customers of Employer (or its successor(s)) or their respective, parents, subsidiaries or affiliates within the Geographical Area in connection with a Competitive Business.

               (D)     Disclosure of Confidential Information or Materials. Employee agrees not to use for his own benefit or disclose any Confidential Information or Confidential Materials relating to Employer (or its successor(s)) or any other information of the Employer that Employee has obtained or learned while acting as an employee of Employer (or its successor(s)) except as required in connection with the performance of services to or on behalf of Employer. "Confidential Information" includes, without limitation, nonpublic information that Employer designates as being confidential or which, under the circumstances disclosure should be treated as confidential. "Confidential Information" also includes, again without limitation, all financial information and projections of Employer, all customized and other computer programs, all information relating to the marketing of any product of Employer, the business practices of Employer, names and lists of customers of Employer, customer cards, names of vendors and suppliers of Employer, any cost and production information relating to Employer and information received from others that Employer is obligated to treat as confidential. In addition, "Confidential Information" shall include any information concerning the businesses and affairs of the Employer that is not generally available to the public. "Confidential Materials" shall mean all tangible or written materials containing Confidential Information, including, without limitation, any and all financial statements and all written or printed documents furnished to Employee by Employer (or its successor(s)) or any of their officers or employees. Employee shall take all reasonable security precautions to keep confidential the Confidential Information. Employee agrees that "Confidential Information" and "Confidential Materials" includes all information and materials owned by the Employer, and that such information and materials are now owned by Employer. Upon the termination of Employee's employment with Employer for any reason, Employee shall return to Employer all originals, reproductions and summaries of Confidential Information and/or Confidential Materials. All Confidential Information and Confidential Materials are and shall remain the property of Employer. By disclosing information to Employee, neither Employer nor its successor(s) grant or have granted any express or implied right to Employee to or under copyrights or trademarks or to trade secret information of Employer (or its successor(s)).

          (2)     Geographical Area. Geographical Area includes the States of Illinois, Maryland, Missouri, Oklahoma, South Carolina, Texas, and Virginia, and Washington D.C. In addition, the Geographical Area shall include Mexico. Employee agrees that the Geographical Area is reasonable, for among other reasons, Employer (and its successor(s)) either has engaged in or intends to engage in marketing and business operations in the various states located in the Geographical Area. In regard to Mexico, it is presently contemplated by Employer and Employee that the Employer may achieve business operations in every state in Mexico before the expiration of the Term of this Agreement.

          (3)     Duration. Duration shall be three (3) years following the expiration of the Term of this Agreement.

     (b)     To induce Employer to enter into this Agreement, Employee unconditionally represents and warrants to Employee that the restrictions in the foregoing provision are reasonable and that such provision is necessary to protect the good will and business interests of Employer, its successor(s) and their respective parents, subsidiaries and affiliates. Employee acknowledges that Employer is entering into this Agreement in reliance upon the foregoing representation and warranty of the Employee.

     (c)      In the event of the breach by Employee of any of the covenants contained in this Section 5, it is understood that damages may be difficult or impossible to ascertain and Employer (or its successor(s)) and their parents, subsidiaries and affiliates may seek injunctive relief, in accordance with the provisions below, in addition to any other relief which Employer (or its successor(s)) and their parents, subsidiaries and affiliates have under law, this Agreement or any other agreement in connection therewith. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, Employer, its successor(s), their parents and any of their subsidiaries and affiliates shall be entitled to recover, whether they seek equitable relief, and regardless of what relief is afforded, such reasonable attorney's fees and expenses as Employer, its successor(s), their parents or any of their subsidiaries or affiliates may incur in prosecution of Employer's claim for breach hereof.

     (d)     The existence of any claim or cause of action of Employee against Employer (or its successor(s)), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer (or successor(s) and third party beneficiaries hereunder) of the covenants and agreements of Employee contained in this Section 5. Employee unconditionally agrees to defend, indemnify and hold harmless Employer (and its successor(s) and third party beneficiaries hereunder) of and from all losses, damages, costs and expenses arising out of or attributable to the breach by Employee of this Section 5.

     (e)      Should any provision of this Section 5 be determined by a court or arbitration tribunal to be unreasonable and/or unenforceable, such provisions shall be reformed by said court or arbitration tribunal so as to afford Employer the maximum protection deemed reasonable and enforceable under the law.

     6.     Termination. This Agreement (except the provisions of Section 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15) and the employment relationship created hereby will terminate upon the occurrence of any of the following events:

          (a)     The death of Employee;

          (b)     The "Disability" (as hereinafter defined) of Employee;

          (c)     Termination for "Just Cause" (as hereinafter defined);

          (d)     The voluntary termination of employment by Employee; or

          (e)     The expiration of the Term.

     Termination under the provisions of 6(c), 6(d) or 6(e) shall relieve Employer of any further financial obligations under this Agreement, except for payment owed for earned and accrued Compensation and Vacation.

     For purposes of Section 6(b), "Disability" of Employee means disability of such a nature and degree that Employee is unable in the reasonable determination of the CEO to perform his normal duties hereunder by reason of any medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than six (6) months.

     For purposes of Section 6(c), "Just Cause" means (i) Employee has materially failed to substantially or satisfactorily perform his duties, (ii) Employee has failed to materially comply with the reasonable directives or policies of the CEO, (iii) Employee has failed to comply with any of the material terms of this Agreement, or (vi) Employee dishonesty or Employee's criminal conviction by any state or federal court of any illegal act (other than non-felony traffic violations or minor misdemeanors). In the event Employer determines that Just Cause exists for the termination of the Employee's employment, Employer shall provide in writing (the "Notice of Just Cause") and the basis for that determination. Employee shall have the right to object to any Notice of Just Cause, by furnishing Employer within ten days of receipt by Employee of the Notice of Just Cause, written notice specifying the reasons Employee contends that Just Cause does not exist (the "Notice of Intent to Join Issue over Just Cause"). The failure of Employee to timely furnish the Employer with a Notice of Intent to Join Issue over Just Cause shall serve to conclusively establish Just Cause hereunder, and the right of Employer to terminate the Employee's employment for Just Cause. Within 30 days following its receipt of a timely Notice of Intent to Join Issue Over Just Cause, the Employer must either rescind the Notice of Just Cause, or file a request for mediation, and if necessary arbitration, under sections 9 and 10, respectively, herein, to determine whether Employer is entitled to terminate Employee's employment for Just Cause. During the pendency of mediation and arbitration proceeding, and until such time as Employee's employment is terminated, Employee shall be entitled to receive Compensation under this Agreement. In the discretion of the CEO, however, Employee may be reassigned or suspended with pay, during not only the pendency of the mediation and arbitration proceeding, but during the period from the date the Employer furnishes Employee with a Notice of Just Cause until such date as the notice is rescinded, a determination that Just Cause does not exist is made in the arbitration proceeding or in the event of a determination that Just Cause does exist in the arbitration proceeding, the effective date of the termination of Employee's employment for Just Cause. In the event that Employer determines that Just Cause exists under subpart (iv) of the definition of Just Cause, for the termination of the Employee's employment, it shall be entitled to immediately terminate Employee's employment without providing a Notice of Just Cause or any opportunity to contest that determination. In which event, Employee's termination for Just Cause shall be effective immediately upon the Executive's receipt of Employer's written notice of that termination and the Just Cause therefore. Nothing contained in this provision shall abridge the absolute right of Employer to terminate the employment of Employee for any or no reason, including without limitation other reasons contemplated by this Agreement.

     This Agreement (except the provisions of Section 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15) and the employment relationship may also be terminated at the convenience of Employer. In the case of (1) termination by Employer for convenience, prior to any Change of Control (discussed below), or (2) termination under the provisions of 6(a) or 6(b) above, Employee's sole remedy shall be severance payments equal to 100 percent (100%) of Employee's then current base salary for 12 months, subject to all payroll deductions for state and federal payroll and income taxes, and paid periodically over the next 12 months following termination as if the Employee's employment had not terminated. Should any termination for cause be determined to be wrongful or in breach of this agreement through judicial or arbitration proceedings, such termination shall automatically convert to a termination for convenience, and Employee's sole remedy shall be limited as provided for in a termination for convenience in this paragraph. Except in the case of Change of Control, under no circumstance shall Employee ever recover more from Employer than, severance payments equal to 12 months of Employee's then current base salary, less all payroll deductions for state and federal payroll and income taxes, paid periodically over the next 12 months following termination. However, Employee's remedy in the event of termination for convenience following a Change of Control, shall be severance payments equal to 100 percent (100%) of Employee's then current base salary for the remaining term of this Agreement, subject to all payroll deductions for state and federal payroll and income taxes, and paid periodically following termination over the remaining term of the Agreement as if the Employee's employment had not terminated.

     Lastly, Employee shall be eligible to terminate this Agreement (except the provisions of Section 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15) and the employment relationship created hereby by reason of the occurrence of a Change in Control by providing notice during the first year after the date such Change in Control actually occurs, provided that: (i) the Employee gives the Employer said notice 30 days' prior to the date the Employee intends to terminate his Employment by reason of the Change of Control, and stating with specificity the basis for Employee's contention that a Change of Control has occurred; and (ii) the Change in Control has actually occurred. A Change in Control will not be deemed to have actually occurred merely because of a pending or possible event. Should Employee timely and properly terminate pursuant to this paragraph by reason of a Change of Control, employee shall be entitled to receive from Employer severance payments equal to 100 percent (100%) of Employee's then current base salary, for remaining term of this Agreement, but in no event less than 12 months, subject to all payroll deductions for state and federal payroll and income taxes, and paid periodically following termination as if the Employee's employment had not terminated. There shall be no other termination benefits or other financial obligations of any kind whatsoever, payable to Employee by Employer for a termination by reason of a Change in Control.

     As used in this paragraph, the following terms when capitalized shall have the following meanings:

     (a) "Acquiring Person" shall mean any person who or which, together with all Affiliates and Associates of such person, is or are the Beneficial Owner of 50 percent or more of the shares of Common Stock then outstanding, but does not include any Exempt Person; provided, however, that a person shall not be or become an Acquiring Person if such person, together with its Affiliates and Associates, shall become the Beneficial Owner of 50 percent or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Employer, unless and until such time as such person or any Affiliate or Associate of such person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or any other person (or persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such person, unless, in either such case, such person, together with all Affiliates and Associates of such person, is not then the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding.

     (b) "Affiliate" has the meaning ascribed to that term in Rule 405 of Regulation C.

     (c) "Associate" shall mean, with reference to any person, (i) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Employer or a subsidiary of the Employer) of which that person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of its equity securities, (ii) any trust or other estate in which that person has a substantial beneficial interest or for or of which that person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of that person, or any relative of that spouse, who has the same home as that person.

     (d) A specified person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities: (i) of which that person or any of that person's Affiliates or Associates, directly or indirectly, is the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise has the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (i) as a result of an agreement, arrangement or understanding to vote that security if that agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given in response to a public (that is, not including a solicitation exempted by Exchange Act Rule 14a-2(b)(2)) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act; and (B) is not then reportable by such person on Exchange Act Schedule 13D (or any comparable or successor report); (ii) which that person or any of that person's Affiliates or Associates, directly or indirectly, has the right or obligation to acquire (whether that right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or on the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by that person or any of that person's Affiliates or Associates until those tendered securities are accepted for purchase or exchange; or (iii) which are beneficially owned, directly or indirectly, by (A) any other person (or any Affiliate or Associate thereof) with which the specified person or any of the specified person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in the proviso to subparagraph (i) of this definition) or disposing of any voting securities of the Employer or (B) any group (as that term is used in Exchange Act Rule 13d-5(b)) of which that specified person is a member; provided, however, that nothing in this definition shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through that person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of that acquisition. For purposes of this Agreement, "voting" a security shall include voting, granting a proxy, acting by consent making a request or demand relating to corporate action (including, without limitation, calling a stockholder meeting) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

     (e) "Change of Control" shall mean the occurrence of the following events: (i) any person or entity becomes an Acquiring Person, or (ii) a merger of the Employer with or into, or a sale by the Employer of its properties and assets substantially as an entirety to, another person or entity; (iii) a majority of the incumbent board of directors cease for any reason to constitute at least a majority of the Board of Directors (the "Board"); and (iv) immediately after the occurrence of (i), (ii) or (iii) above, any person or entity, other than an Exempt Person, together with all Affiliates and Associates of such person or entity, shall be the Beneficial Owner of 50% or more of the total voting power of the then outstanding Voting Shares of the person or entity surviving that transaction (in the case or a merger or consolidation), or the person or entity acquiring those properties and assets substantially as an entirety.

     (f) "Exempt Person" shall mean: (i)(A) the Employer, any subsidiary of the Employer, any employee benefit plan of the Employer or any subsidiary of the Employer and (B) any person organized, appointed or established by the Employer for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Employer or any subsidiary of the Employer; (ii) the Employee, any Affiliate of the Employee which the Employee controls or any group (as that term is used in Exchange Act Rule 13d-5(b)) of which the Employee or any such Affiliate is a member.

     Notwithstanding the foregoing, to the extent that Employee has outstanding equity awards under the Company's long-term incentive plans or otherwise, the treatment of those awards will be governed by the terms and conditions of the applicable award documents.

     Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code and applicable Treasury authorities ("Section 409A") and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed, provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section 409A. This Section 6 does not create an obligation on the part of Company to modify the Agreement in the future and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

     7.     Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

     8.     Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or within two days if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Employer:	First Cash Financial Services, Inc.
690 East Lamar, Suite 400
Arlington, Texas 76011
Attn: Doug Orr

If to Employee:	R. Douglas Orr
[Address Deleted For Confidentiality]

     Notices delivered personally will be deemed communicated as of actual receipt.

     9.      Mediation. All disputes or controversies any nature whatsoever between any of the parties, arising out of or relating to this Agreement and/or their employment relationship, that cannot be settled by good faith negotiation will be submitted to non-binding mediation through the American Arbitration Association. If complete agreement cannot be reached within 15 days of submission to mediation, all remaining issues will be submitted to binding arbitration pursuant to paragraph 10 below.

     10.     Arbitration.     THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION. In the event the parties fail to come to a resolution through mediation of any disputes or controversies of any nature whatsoever, arising from or relating to this Agreement and/or their employment relationship, such dispute or controversy shall be decided by binding arbitration by the American Arbitration Association (AAA) in accordance with its Commercial Rules, then obtaining, except as modified herein. This agreement to arbitrate shall include claims for injunctive relief. The parties agree to execute and be bound by the mutual agreement to arbitrate claims attached hereto as Attachment A. Should Employee timely revoke his signature under section (d) of paragraph 13 of the attachment, this agreement shall be void.

     (a)      Procedure for Injunctive Relief. In the event a party seeks injunctive relief, the claim shall be administratively expedited by the AAA, which shall appoint a single, neutral arbitrator for the limited purpose of deciding such claim. Such arbitrator shall be a qualified member of the State Bar of Texas in good standing, and preferably shall be a retired state or federal district judge. The single arbitrator shall decide the claim for injunctive relief immediately on hearing or receiving the parties' submissions (unless, in the interests of justice, he must rule ex parte); provided, however, that the single arbitrator shall rule on such claims within 24 hours of submission of the claim to the AAA. The single arbitrator's ruling shall not extend beyond 14 calendar days and on application by the claimant, up to an additional 14 days following which, after a hearing on the claim for injunctive relief, a temporary injunction may issue pending the award. Any relief granted under this procedure for injunctive relief shall be specifically enforceable in Tarrant County District Court on an expedited, ex parte basis and shall not be the subject of any evidentiary hearing or further submission by either party, but the court, on application to enforce a temporary order, shall issue such orders as necessary to its enforcement.

     (b)      Procedure after a Claim for Injunctive Relief or where no Claim for Injunctive Relief Is Made. The arbitrator shall be selected as follows: in the event the parties to the arbitration agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the parties to the arbitration do not so agree, each party shall select one independent, qualified arbitrator, and the two arbitrators so selected shall select the third arbitrator. The arbitrator(s) are herein referred to as the "Panel." Employer and Employee shall each have the right to strike any individual arbitrator who shall be employed by or affiliated with a competing organization.

     (c)      Arbitration shall take place at Arlington, Texas, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost confidentiality; in such case all documents, testimony and records shall be received, heard and maintained by the Panel in confidence, available for inspection only by the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof, provided such court is located in the venue prescribed by this Agreement.

     11.     Venue. Venue for any controversy or claim arising out of this Agreement or the employment relationship of the parties shall lie exclusively in Tarrant County, Texas. Employee also irrevocably consents to personal jurisdiction in Texas.

     12.      Third Party Beneficiaries. Employer's subsidiaries, affiliates and successor(s) are all third party beneficiaries of this Agreement. As such, each shall be entitled to enforce this Agreement.

     13.     Entire Agreement. This Agreement is the entire agreement of the parties regarding the employment of Employee, and cancels, supersedes and replaces all prior agreements and understandings, if any, both written and oral, among the parties, or any of them, with respect to the employment of Employee. This Agreement may be modified only by a writing signed by both parties.

     14.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, such provision will be reformed as part of this Agreement to provide the maximum protection possible to Employer, which is legal, valid and enforceable. If such provision cannot be reformed, it will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

     15.     Governing Law. This Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the laws of the State of Texas.

     16.     Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

     17.     Gender and Number. When the context requires, the gender of all words used herein will include the masculine, feminine and neuter and the number of all words will include the singular and plural.

     18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument, but only one of which need be produced.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
First Cash Financial Services, Inc.	Employee:

By:______________________________	By:_______________________
Rick L. Wessel, Chief Executive Officer	R. Douglas Orr

ATTACHMENT "A"

MUTUAL AGREEMENT TO ARBITRATE

1.   I, R. Douglas Orr, recognize that differences could arise between First Cash Financial Services, Inc. ("the Company") and me during or following my employment with the Company. I understand and agree that by entering into this Mutual Agreement to Arbitrate ("Agreement"), I gain the benefits of a speedy, impartial dispute-resolution procedure.

2.   I understand that any reference in this Agreement to the Company will be a reference also to all stockholders, directors, officers, employees, parents, subsidiaries and affiliated entities, all benefit plans, the benefit plans' sponsors, fiduciaries, administrators, and all successors and assigns of any of them.

Claims Covered by the Agreement

3.   The Company and I mutually agree to the resolution by arbitration of all claims or controversies ("claims"), whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against the Company. The claims covered by this Agreement include, but are not limited to, claims under my Employment Agreement, claims for wages or other compensation due; for breach of any contract or covenant (express or implied); tort claims; claims for discrimination including, but not limited to, race, sex, color, religion, national origin, age (state or federal Age Discrimination in Employment Act), marital status, veterans status, sexual preference, medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraphs.

Claims Not Covered by the Agreement

4.   Claims I may have for workers' compensation or unemployment compensation benefits are not covered by this Agreement.

Arbitration

5.   (a)      Procedure for Injunctive Relief. In the event a party seeks injunctive relief, the claim shall be administratively expedited by the AAA, which shall appoint a single, neutral arbitrator for the limited purpose of deciding such claim. Such arbitrator shall be a qualified member of the State Bar of Texas in good standing, and preferably shall be a retired state or federal district judge. The single arbitrator shall decide the claim for injunctive relief immediately on hearing or receiving the parties' submissions (unless, in the interests of justice, he must rule ex parte); provided, however, that the single arbitrator shall rule on such claims within 24 hours of submission of the claim to the AAA. The single arbitrator's ruling shall not extend beyond 14 calendar days and on application by the claimant, up to an additional 14 days following which, after a hearing on the claim for injunctive relief, a temporary injunction may issue pending the award. Any relief granted under this procedure for injunctive relief shall be specifically enforceable in Tarrant County District Court on an expedited, ex parte basis and shall not be the subject of any evidentiary hearing or further submission by either party, but the court, on application to enforce a temporary order, shall issue such orders as necessary to its enforcement.

     (b)      Procedure after a Claim for Injunctive Relief or where no Claim for Injunctive Relief Is Made. The arbitrator shall be selected as follows: in the event the parties to the arbitration agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the parties to the arbitration do not so agree, each party shall select one independent, qualified arbitrator, and the two arbitrators so selected shall select the third arbitrator. The arbitrator(s) are herein referred to as the "Panel." The Company and I shall each have the right to strike any individual arbitrator who shall be employed by or affiliated with a competing organization.

     (c)      Arbitration shall take place at Arlington, Texas, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost confidentiality; in such case all documents, testimony and records shall be received, heard and maintained by the Panel in confidence, available for inspection only by the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof, provided such court is located in the venue prescribed by this Agreement.

Requirements for Modification or Revocation

6.   This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the Company and me, which specifically states a mutual intent to revoke or modify this Agreement.

Sole and Entire Agreement

7.   This is the complete agreement of us on the subject of arbitration of disputes [except for any arbitration agreement in connection with any pension or benefit plan].

This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject.

8.   Neither of us is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction

9.   If any provision of this Agreement is found to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

Consideration

10.   The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other. In addition, I have entered into an Employment Agreement as further consideration for entering into this Agreement.

Not an Employment Agreement

11.   This Arbitration Agreement is purely procedural. It does not provide any substantive rights in addition to those provided by applicable law or my Employment Agreement.

Voluntary

12.   I acknowledge that I have carefully read this agreement, that I understand its terms, that all understandings and agreements between the company and me relating to the subjects covered in the agreement are contained in it, and that I have entered into the agreement voluntarily and not in reliance on any promises or representations by the company other than those contained in this agreement itself.

13.   The Age Discrimination in Employment Act protects individuals over 40 years of age from age discrimination. The ADEA contains some special requirements before an employee can give up the right to file a lawsuit in court. The following provisions are designed to comply with those requirements.

      a. I agree that this Agreement to arbitrate is valuable to me, because it permits a faster resolution of claims that I would receive in court.

      b. I have been advised to consult an attorney before signing this.

      c. I have 21 days to consider this Agreement. However, I may sign it sooner if I wish to do so.

      d. I have 7 days following my signing this Agreement to revoke my signature, and the Agreement will not be legally binding until the 7 day period has gone by.

14.   I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF TO THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.
First Cash Financial Services, Inc.	Employee:

By:______________________________	By:_______________________
Rick L. Wessel, Chief Executive Officer	R. Douglas Orr